UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Analog Devices, Inc.

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This letter is intended to serve as a Report Feedback Statement regarding Glass Lewis’s Proxy Paper on Analog Devices, Inc. (ADI) published on February 7, 2022. In its analysis, Glass Lewis recommended to vote AGAINST proposal 2, ADI’s advisory vote on executive compensation. We appreciate the opportunity to provide a response to the Proxy Paper on ADI.

February 11, 2022

To Our Shareholders,

As the Compensation Committee of the Board of Directors of ADI, we are writing to provide additional context and rationale regarding our compensation decisions as described in ADI’s 2022 Proxy Statement, and specifically, in response to points raised by Glass Lewis in its Proxy Paper regarding certain stock options granted to our Chief Executive Officer, Vincent Roche, during fiscal 2021 (CEO Performance Stock Option).

We invite you to review our 2022 Proxy Statement, and we would be pleased to discuss any questions you may have regarding our executive compensation program, the CEO Performance Stock Option or other aspects of our corporate governance.

The CEO Performance Stock Option promotes shareholder interests and is designed to drive strong sustained performance.

Since Mr. Roche’s tenure as CEO began in 2013 through the end of fiscal 2021, ADI’s total shareholder return has increased to 371%, 1.5x the S&P 500 return of 237% for the same time period, and ADI’s market capitalization has increased by more than $80 billion. The CEO Performance Stock Option was granted when the acquisition of Maxim Integrated remained pending to provide Mr. Roche with a strong incentive to continue to create sustained exceptional stock price growth.

•	The design and quantum of the award are aligned with shareholder interests. In designing the CEO Performance Stock Option, we considered the following factors:

•	The need to incentivize continued stock price appreciation following an all-equity acquisition (i.e., Maxim Integrated);

•	Mr. Roche’s unique depth of understanding of ADI, strength of leadership capability and vision to drive the long-term corporate strategy and ADI’s continued success; and

•

The importance of Mr. Roche’s continued leadership during this critical phase of ADI’s growth, particularly in light of the demand for executive talent among some of ADI’s key competitors, and in the technology industry at large.

The total value of the award is $14.4 million. When annualized over the five-year performance period, the value is $2.9 million per year, approximately one-third of the average value of Mr. Roche’s long-term incentive compensation over the past three years. We believe this performance stock option provides an appropriate retention incentive.

We do not intend to grant Mr. Roche additional special awards during the performance period of this award.

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The award is tied to challenging stock price appreciation goals and there are no retesting provisions. The CEO Performance Stock Option vests based on three challenging stock price attainment goals of $180 per share, $200 per share and $220 per share, each of which if sustained for a period of 70 consecutive trading days, results in a portion of the award vesting. While these goals may be achieved at any point during the five-year performance period, there are no alternative performance conditions that provide a separate opportunity for vesting if the stock price attainment goals are not achieved. If the stock price does not increase by at least 47% from the baseline price during the five-year performance period, the entire award is forfeited, and the full target award may only be earned if the stock price increases by 79% from the baseline price.

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The award incentivizes sustainable shareholder value creation over time. We determined to issue this award in the form of performance-vested stock options, rather than restricted stock units, because Mr. Roche will only realize value from the award if significant increases in ADI’s stock price are sustained above the exercise price of $144.06. Further, options earned will only be exercisable one year after the accompanying stock price hurdle has been achieved. We believe the award provides a strong incentive to achieve, and then maintain, a long-term stock price increase.

We are firmly committed to a pay for performance philosophy. As the Compensation Committee, we take our responsibilities seriously, and, after robust consultation with the Committee’s independent compensation consultant and advisors, make decisions with the interests of ADI and its shareholders in mind.

Your support is important to us. Thank you for your consideration.

Best regards,

/s/ Edward H. Frank

Edward H. Frank, Ph.D, on behalf of the Compensation Committee of the Board of Directors of Analog Devices, Inc.

Submitted by:

/s/ Janene Asgeirsson

Janene Asgeirsson

Chief Legal Officer, Chief Risk Officer and Corporate Secretary

Phone: 781-937-1164

Email: Janene.Asgeirsson@analog.com